Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Rutland Square Trust II of our report dated July 24, 2025, relating to the financial statements and financial highlights of Strategic Advisers Alternatives Fund, which appears in Fidelity Rutland Square Trust II’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 24, 2025